Exhibit 99.1

Investor Contact: Scott W. Dudley Jr. 314-342-0878 Scott.Dudley@SpireEnergy.com Media Contact: Jessica B. Willingham 314-342-3300 Jessica.Willingham@SpireEnergy.com

For Immediate Release

Spire to acquire MoGas and Omega pipeline systems

ST. LOUIS (May 25, 2023) - Spire Inc. (NYSE: SR) today announced it has entered into an agreement to acquire MoGas Pipeline (MoGas), an interstate natural gas pipeline, and Omega Pipeline (Omega), a connected gas distribution system, from CorEnergy Infrastructure Trust, Inc. (NYSE: CORR), for $175 million, subject to customary working capital and other closing adjustments. The transaction is expected to close in Spire's fiscal fourth quarter, pending Hart-Scott-Rodino review and subject to customary closing conditions.

“These businesses fit well with our existing natural gas midstream businesses and enhance our ability to serve customers in Missouri,” said Steve Lindsey, executive vice president and chief operating officer of Spire. “We see great value in adding MoGas and Omega to our natural gas portfolio and expect them to support Spire’s growth.”

MoGas owns and operates approximately 263 miles of interstate natural gas pipelines, primarily in Missouri, and is regulated by the Federal Energy Regulatory Commission. MoGas interconnects with Spire STL Pipeline and other regional pipelines to deliver gas to Spire Missouri’s growing customer base in St. Charles, Franklin, and western St. Louis counties, among other utility, municipal, industrial, and commercial customers. Omega owns and operates an approximately 75-mile natural gas distribution system within Fort Leonard Wood in south-central Missouri and is interconnected with the MoGas system.

About Spire

At Spire Inc. (NYSE: SR) we believe energy exists to help make people’s lives better. It’s a simple idea, but one that’s at the heart of our company. Every day we serve 1.7 million homes and businesses making us one of the largest publicly traded natural gas companies in the country. We help families and business owners fuel their daily lives through our gas utilities serving Alabama, Mississippi and Missouri. Our natural gas-related businesses include Spire Marketing, Spire STL Pipeline and Spire Storage. We are committed to transforming our business through growing organically, investing in infrastructure, and advancing through innovation. Learn more at SpireEnergy.com.

Forward-Looking Information

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Spire’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the company’s control, including weather conditions, economic factors, the competitive environment, governmental and regulatory policy and action, and risks associated with acquisitions. More complete descriptions and listings of these uncertainties and risk factors can be found in the company’s annual (Form 10-K) filing with the Securities and Exchange Commission.